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                                                                    EXHIBIT 99.1

i2 TECHNOLOGIES                                                           [LOGO]
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                                                                   PRESS RELEASE

i2 TECHNOLOGIES ANNOUNCES PRIVATE OFFERING OF CONVERTIBLE NOTES

IRVING, TX
February 3, 1999

i2 Technologies, Inc. (Nasdaq: ITWO) today announced that it intends to raise approximately $200 million (excluding proceeds of the over-allotment option, if any) through a private offering of convertible subordinated notes to qualified institutional investors. The offering and specific terms of the notes will be determined by market conditions.

The proceeds of the anticipated offering will be used for working capital and other general corporate purposes, including financing the company's growth. The company also desires the flexibility to acquire complementary businesses, products and technologies, although none are targeted at this time.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of these securities will be made only by a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.



CONTACT:
Angela Schwecke, i2 Public Relations       Brent Anderson, i2 Investor Relations
214-860-6076 or angela_schwecke@i2.com     214-860-6012 or brent_anderson@i2.com